Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Publix Super Markets, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-232785, No. 033-55867, No. 333-62705, No. 333-63544, No. 333-147049 and No. 333-177948) on Form S-8 of Publix Super Markets, Inc. of our report dated March 1, 2022, with respect to the consolidated balance sheets of Publix Super Markets, Inc. and subsidiaries as of December 25, 2021 and December 26, 2020, and the related consolidated statements of earnings, comprehensive earnings, cash flows and stockholders’ equity for each of the years in the three-year period ended December 25, 2021, and the related notes and financial statement schedule (collectively, the consolidated financial statements), which report appears in the December 25, 2021 Annual Report on Form 10-K of Publix Super Markets, Inc.
/s/ KPMG LLP
Tampa, Florida
March 1, 2022